PROSPECTUS


                                   1,250,000 SHARES

                                  RDO EQUIPMENT CO.

                                 CLASS A COMMON STOCK
                                   ----------------

                               OFFERED PURSUANT TO THE

                                  RDO EQUIPMENT CO.
                              1996 STOCK INCENTIVE PLAN

                                   ----------------

                    THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                    COVERING SECURITIES THAT HAVE BEEN REGISTERED
                          UNDER THE SECURITIES ACT OF 1933.
                                   ----------------


    This Prospectus covers offers and sales, from time to time, by RDO Equipment Co., a Delaware corporation (the "Company"), of shares of its Class A Common Stock, par value $.01 per share ("Class A Common Stock"), pursuant to options, stock appreciation rights, restricted stock awards, performance units and stock bonuses granted or to be granted under the Company's 1996 Stock Incentive Plan (the "Plan").

    The Class A Common Stock is traded on the New York Stock Exchange (the "NYSE"). The principal office of the Company is located at 2829 South University Drive, Fargo, North Dakota 58109 and its telephone number is (701) 237-7363. Additional information about the Plan may be obtained from Richard J. Moen, the Company's Chief Administrative Officer.

    This Prospectus may not be used for reoffers or resales of Class A Common Stock acquired under the Plan by "affiliates" (directors, officers and other controlling persons) of the Company. Such affiliates may resell such shares without registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 144 under the Securities Act. See "Restrictions on Resale." Directors and officers of the Company should also give careful consideration to the short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Impact of Short-Swing Profit Provisions." All persons, including directors and officers, who acquire shares under the Plan should only sell such shares after consideration of the laws prohibiting trading on the basis of inside information and their personal tax situation.
                                   ---------------




                    THE DATE OF THIS PROSPECTUS IS JULY 18, 1997.


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                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION..........................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3

SUMMARY OF THE PLAN............................................................4

  Introduction.................................................................4
  Purpose of the Plan..........................................................4
  Administration...............................................................4
  Stock Subject to the  Plan...................................................5
  Eligible Participants........................................................6
  Grant of Options.............................................................6
  Exercisability and Duration of Options.......................................7
  Option Exercise Price........................................................7
  Exercise of Options..........................................................7
  Stock Appreciation Rights....................................................8
  Restricted Stock Awards......................................................8
  Performance Units............................................................8
  Stock Bonuses................................................................9
  Non-Transferability of Incentive Awards......................................9
  Effect of Termination of Service.............................................9
  Withholding Taxes...........................................................10
  Effect of Change of Control.................................................11

RESTRICTIONS ON RESALE........................................................12

IMPACT OF SHORT-SWING PROFIT PROVISIONS.......................................12

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................13

  Incentive Options...........................................................13
  Non-Statutory Options.......................................................14
  Restricted Stock Awards.....................................................15
  Stock Bonuses...............................................................15
  Performance Units...........................................................15
  Stock Appreciation Rights...................................................15
  Special Rules Applicable to Insiders........................................15
  Excise Tax on Parachute Payments............................................16

                        -------------------------------------

    No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made under this Prospectus will under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any state to any person to whom it is unlawful to make such offer in such state.


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                                AVAILABLE INFORMATION

    A copy of the Company's 1997 Annual Report to Stockholders (unless a copy has been otherwise provided) and a copy of this Prospectus will be delivered to each participant. In addition, each participant will be sent copies of all future reports, proxy statements and other communications distributed to the Company's stockholders generally.

    Additional updating information with respect to the Plan and any other information covered by this Prospectus may be provided to participants. The Company will provide participants who have already received copies of the Prospectus with a copy of any updating information, and supply new participants with both the Prospectus and any updating information.

    The Company will provide, without charge, to each participant to whom this Prospectus is delivered, on written or oral request, a copy of any or all of the foregoing documents or the documents incorporated by reference as described below (other than exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the attention of Richard J. Moen, the Company's Chief Administrative Officer, at the address and telephone number set forth on the cover page of this Prospectus.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company (File No. 1-12641) with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended January 31, 1997; (2) Proxy Statement dated April 29, 1997 for the Company's Annual Meeting of Stockholders held on May 29, 1997; (3) Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997;
(4) all other reports filed by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 31, 1997; and (5) the description of the Company's Class A Common Stock contained in its Registration Statement on Form 8-A, dated January 10, 1997, and any amendments or reports for the purpose of updating such description.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered pursuant to this Prospectus have been sold or that deregisters all shares of Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents.


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                                 SUMMARY OF THE PLAN

INTRODUCTION

    On October 1, 1996, the Board of Directors of the Company (the "Board") approved the Plan, which was subsequently approved by the stockholders of the Company on January 21, 1997.

    The Plan provides for the grant to participating eligible recipients of the Company and its subsidiaries of (i) options to purchase shares of Class A Common Stock that qualify as "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) options to purchase shares of Class A Common Stock that do not qualify as Incentive Options ("Non-Statutory Options"); (iii) awards of shares of Class A Common Stock that are subject to certain forfeiture and transferability restrictions that lapse after specified periods of time or upon certain events ("Restricted Stock Awards"); (iv) rights entitling the recipient to receive a payment from the Company, in the form of shares of Class A Common Stock, cash, or a combination of both, upon the achievement of established employment, service, performance or other goals ("Performance Units"); (v) awards of shares of Class A Common Stock ("Stock Bonuses"); and (vi) rights entitling the recipient to receive a payment from the Company, in the form of shares of Class A Common Stock, cash, or a combination of both, equal to the difference between the fair market value of one or more shares of Class A Common Stock and the exercise price of such shares under the terms of such right ("Stock Appreciation Rights"). Incentive Options and Non-Statutory Options are collectively referred to herein as "Options," and Options, Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights are collectively referred to herein as "Incentive Awards."

    The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in any respect the Board deems advisable to conform to changes in applicable laws or regulations or in any other respect the Board deems in the best interest of the Company, without stockholder approval, unless stockholder approval is then required by federal securities or tax laws or the rules of NYSE. Unless terminated earlier, the Plan will terminate at midnight on September 30, 2006. No Incentive Awards will be granted after termination of the Plan. Incentive Awards outstanding at the time Plan is terminated will continue to be exercisable, or become free of restrictions, in accordance with their terms.

    The Plan is not an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), is not qualified under Section 401(a) of the Code and does not qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

PURPOSE OF THE PLAN

    The purpose of the Plan is to advance the interests of the Company and its subsidiaries and stockholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

ADMINISTRATION

    The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee consists of two or more members of the Board, all of


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whom must be "non-employee directors" within the meaning of Rule 16b-3 under the
Exchange Act and, if the Board so determines in its sole discretion, who must be "outside directors" within the meaning of Section 162(m) of the Code. In accordance with and subject to the provisions of the Plan, the Committee has the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including without limitation, (i) the recipients to be granted Incentive Awards under the Plan ("Participants"); (ii) the nature and extent of the Incentive Awards to be made to each Participant; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee has the authority in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Class A Common Stock or any combination of both. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons. The Committee also has the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, and accelerate the exercisablity or vesting or otherwise terminate any restrictions relating to an Incentive Award; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by any such amended or modified terms consents to such amendment or modification.

STOCK SUBJECT TO THE PLAN

    The maximum number of shares initially reserved for issuance under the Plan is 1,250,000 shares of Class A Common Stock. Notwithstanding any other provision of the Plan to the contrary, no Participant in the Plan may be granted any Options or Stock Appreciation Rights, or any other Incentive Awards with a value based solely on an increase in the value of the Class A Common Stock after the date of grant, relating to more than 125,000 shares of Class A Common Stock in the aggregate in any fiscal year of the Company (subject to adjustment as provided below); provided, however, that a Participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by the Company or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion, Options, Stock Appreciation Rights or such other Incentive Awards relating to up to 250,000 shares of Class A Common Stock (subject to adjustment as provided below).

    Shares of Class A Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Class A Common Stock remaining available for issuance under the Plan. Any shares of Class A Common Stock under the Plan that are subject to an Incentive Award that lapses, expires, is forfeited or for any reason is terminated unexercised or unvested and any shares of Class A Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Class A Common Stock will automatically again become available for issuance under the Plan. Any shares of Class A Common Stock that constitute the forfeited portion of a Restricted Stock Award, however, will not become available for further issuance under the Plan.

    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments to the


                                          5
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number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (i) the number and kind of securities or other property (including cash) subject to outstanding Options and (ii) the exercise price of outstanding Options.

    Initially, 1,250,000 shares of Class A Common Stock are available for issuance under the Incentive Plan. In addition, as of February 1 of each year the Incentive Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares of Class A Common Stock issued under the Incentive Plan, exceeds the total number of shares of Common Stock issued and outstanding as of February 1 of the preceding year (or, for fiscal 1997, as of the commencement of the Incentive Plan), the number of shares available will be increased by an amount such that the total number of shares available for issuance under the Incentive Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the Incentive Plan. Lapsed, forfeited, or cancelled awards will not count against these limits. Cash exercises of SARs and cash settlements of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the Incentive Plan (without reduction for issuances).

ELIGIBLE PARTICIPANTS

    All employees (including, without limitation, officers and directors who are also employees), non-employee directors, consultants and independent contractors of the Company or any subsidiary of the Company, who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its subsidiaries are eligible to receive Incentive Awards under the Plan; provided, however, that under Section 422 of the Code only employees of the Company and its subsidiaries are eligible to receive Incentive Options. Participants may be granted from time to time one or more Incentive Awards under the Plan, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion.

    Each Participant in the Plan is required to enter an agreement with the Company, in such form as the Committee determines, consistent with the provisions of the Plan, which specifies the terms, conditions, rights and duties relating to the Incentive Award (the "Award Agreement"). Incentive Awards are deemed to be granted as of the date specified in the grant resolution of the Committee, which date is also the date of the related Award Agreement.

    The Plan expressly provides that nothing in the Plan or in any Award Agreement will interfere with or limit in any way the right of the Company or any subsidiary to terminate the employment or service of any Participant at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any subsidiary.

GRANT OF OPTIONS

    An Option provides a Participant with the right to purchase shares of Class A Common Stock in the amount and at the predetermined price specified in the Participant's Award Agreement. A Participant does not have any rights of a stockholder with respect to any shares subject to an Option until the Participant has exercised the Option, paid the exercise price and become the holder of record of such shares.

    In addition to the limits on Incentive Awards under the Plan set forth above, the aggregate fair market value of shares of Class A Common Stock with respect to which "incentive stock options"


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(within the meaning of Section 422 of the Code) become exercisable for the first time during any calendar year by any Participant under the Plan (and under all "incentive stock option" plans of the Company or subsidiary corporation of the Company) may not exceed $100,000. Any Incentive Options in excess of these amounts are treated as Non-Statutory Options.

EXERCISABILITY AND DURATION OF OPTIONS

    The term of an Option and the installments in which an Option may become exercisable is determined by the Committee in its sole discretion at the time such Option is granted. In no case, however, may the term of any Option exceed 10 years from the date of grant (or 5 years from its date of grant in the case of a Participant who directly or indirectly owns more than 10% of the combined voting power of all classes of Company's Class A Common Stock). An Option terminates if a Participant's employment or service to the Company is terminated, except as described below under the heading "Effect of Termination of Service." Options not exercised prior to the end of the exercise period expire and are no longer exercisable with respect to the unexercised portion.

OPTION EXERCISE PRICE

    The exercise price to be paid by a Participant at the time an Option is exercised is determined by the Committee, in its discretion, at the time the Option is granted, except that (i) for Incentive Options, the exercise price per share may not be less than the fair market value of one share of Class A Common Stock on the date the Incentive Option is granted (110% of the fair market value for persons owning, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time the Incentive Option is granted) and (ii) for Non-Statutory Options, the exercise price per share may not be less than 85% of the fair market value of one share of Class A Common Stock on the date the Non-Statutory Option is granted.

EXERCISE OF OPTIONS

    An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the Participant's Award Agreement. An Option may be exercised by delivery to the Company's principal executive office in Fargo, North Dakota (Attention: Chief Financial Officer), in person, by facsimile or electronic transmission, through the mail, of a written notice of exercise along with the total exercise price for the shares being purchased.

    The purchase price of each share of Class A Common Stock purchased upon the exercise of an Option must be paid entirely in cash (including check, bank draft or money order payable to the order of the Company), provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, (i) by transfer of shares of Class A Common Stock that are already owned by the Participant or are to be acquired upon exercise of an Option ("Previously Acquired Shares"), (ii) by delivery of a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell enough shares or loan the Participant enough money to pay all or a portion of the exercise price and/or any related withholding tax obligations and to remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer ("Broker Exercise Notice"), (iii) by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or (iv) by any combination of such methods.


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STOCK APPRECIATION RIGHTS

    A Stock Appreciation Right is a right granted to a Participant to receive a payment from the Company in the form of Class A Common Stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of Class A Common Stock and the exercise price of such shares under the terms of such Stock Appreciation Right. The terms of a Stock Appreciation Right award are determined by the Committee, subject to certain requirements contained in the Plan. The exercise price per share of a Stock Appreciation Right is determined by the Committee in its discretion at the date of grant, but may not be less than the fair market value of one share of the underlying Class A Common Stock on the date the Stock Appreciation Right is granted. A Stock Appreciation Right becomes exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant. A Stock Appreciation Right expires at the time fixed in the applicable Award Agreement, which may not be more than 10 years after the date of grant. Stock Appreciation Rights must be exercised by giving notice in the same manner as for Options. See "Summary of Plan -- Exercise of Options."

RESTRICTED STOCK AWARDS

    A Restricted Stock Award is an award of shares of Class A Common Stock that vests at such times and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and the possibility of forfeiture of all or a portion of the shares granted. The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate, including that the Participant remain in the continuous employ or service of the Company or any subsidiary for a certain period of time or that the Participant or the Company (or any subsidiary or division of the Company) satisfy certain performance goals or criteria. Unless the Committee determines otherwise in its sole discretion, any dividends or distributions paid with respect to shares of Class A Common Stock subject to the unvested portion of a Restricted Stock Award are subject to the same restrictions as the shares to which such dividends or distributions relate. In the event the Committee determines not to pay dividends or distributions currently, the Committee must determine in its sole discretion whether any interest will be paid to the Participant on such dividends or distributions. In addition, the Committee may require such dividends or distributions to be reinvested in shares of Class A Common Stock subject to the same restrictions as the shares to which such dividends or distributions relate.

    Other than the forfeiture, transferability and lien restrictions, a Participant will, upon the grant of the Restricted Stock Award, has all voting, dividend, liquidation and other rights with respect to the shares of Class A Common Stock issued to the Participant as a Restricted Stock Award, as if such Participant were a holder of record of unrestricted shares of Class A Common Stock. The Committee may, in its sole discretion, require one or more of the following methods of enforcing the forfeiture and transferability restrictions on a Restricted Stock Award: (i) placing a legend on the stock certificates referring to the restrictions; (ii) requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company or its transfer agent while the restrictions remain in effect; or (iii) requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

PERFORMANCE UNITS

    A Performance Unit is a right granted to a Participant to receive a payment from the Company, in the form of stock, cash or a combination of both, upon the achievement of established employment,


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service, performance or other goals.  A Participant may be granted one or more
Performance Units under the Plan. Such Performance Units are subject to the terms and conditions to the vesting of such Performance Units not inconsistent with the Plan as may be imposed by the Committee in its sole discretion, including without limitation, that the Participant remain in the continuous employ or service of the Company or any subsidiary for a certain period of time or that the Participant or the Company (or any subsidiary or division thereof) satisfy certain performance goals or criteria. The Committee has the sole discretion to determine the form in which payment of the economic value of vested Performance Units are made to a Participant (i.e., cash, Class A Common Stock or any combination thereof) or to consent to or disapprove an election by a Participant as to the form of such payment.

STOCK BONUSES

    A Stock Bonus is an outright award of shares of Class A Common Stock, which are subject to the terms and conditions consistent with the provisions of the Plan determined by the Committee. A Participant may be granted one or more Stock Bonuses under the Plan. Other than any transfer restrictions imposed by the Committee, the Participant has all voting, dividend, liquidation and other rights with respect to the shares of Class A Common Stock issued to a Participant as a Stock Bonus upon the Participant becoming the holder of record of such shares.

NON-TRANSFERABILITY OF INCENTIVE AWARDS

    Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, unless approved by the Committee in its sole discretion, no right or interest of a Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award is assignable or transferable or may be subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant is, however, entitled to designate a beneficiary to receive an Incentive Award upon such Participant's death, and in the event of a Participant's death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to the Plan) may be made by, a Participant's legal representatives, heirs and legatees.

EFFECT OF TERMINATION OF SERVICE

    If a Participant ceases to be employed by or render services to the Company and its subsidiaries ("Termination of Service"), all Incentive Awards held by the Participant will terminate as set forth below.

    Upon Termination of Service due to death, Disability (as defined below) or Retirement (as defined below): (i) all outstanding Options and Stock Appreciation Rights then held by the Participant become immediately exercisable in full and remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right); (ii) all Restricted Stock Awards then held by the Participant will become fully vested and the shares related thereto will become nonforfeitable; and (iii) all Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Performance Units or Stock Bonuses. For purposes of the Plan, "Disability" means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or any subsidiary then covering the Participant or, if no such plan exists or is applicable to Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code. "Retirement" means the termination of employment or service pursuant to and in accordance with the regular (or, if approved by the Board for the purposes of the Plan, early) retirement/pension plan or practice of the Company or any subsidiary then covering the Participant; provided, that if the Participant is not covered by any such plan or practice, the Participant will be deemed to be covered by the Company's plan or practice for purposes of this determination.

    Upon Termination of Service for any other reason or if a Participant is in the employ of a subsidiary and such subsidiary ceases to be a subsidiary of the Company, all rights of the Participant under the Plan and any Award Agreements immediately terminate without notice of any kind and no Options and Stock Appreciation Rights are thereafter exercisable, all Restricted Stock Awards that have not vested are terminated and forfeited; provided, however, (i) all outstanding Performance Units and Stock Bonuses will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Performance Units and Stock Bonuses and (ii) if termination is due to any reason other than "cause" (as defined below) all outstanding Options and Stock Appreciation Rights then held by the Participant will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of such Option or Stock Appreciation Right). Under the Plan, "cause" (as determined by the Committee) is as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, means: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any subsidiary; (ii) any unlawful or criminal activity of a serious nature;
(iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant's overall duties; or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any subsidiary.

    The Committee may in its discretion modify these post-termination provisions, provided that no Option or Stock Appreciation Right may remain exercisable after its original expiration date. In the event that a Participant materially breaches the terms of any confidentiality or noncompete agreement entered into with the Company or any subsidiary, whether such breach occurs before or after termination of such Participant's employment or service with the Company or any subsidiary, the Committee, in its sole discretion, may immediately terminate all rights of such Participant under the Plan and any Award Agreements then held by the Participant without notice of any kind.

WITHHOLDING TAXES

    Under the Plan, the Company is entitled to (i) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or any subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements
(a) attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of shares received upon exercise of an Incentive Option, or (b) otherwise incurred with respect to an Incentive Award; or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Class A Common Stock, with respect to an Incentive Award. In addition, the Committee may, in its sole discretion and upon the terms and conditions it establishes, permit or require a Participant to satisfy, in whole or in part, any such withholding or employment-related tax obligations by tendering Previously Acquired Shares, a Broker Exercise Notice, a promissory note (on terms acceptable to the Committee in its sole discretion), or by any combination of such methods.

EFFECT OF CHANGE OF CONTROL

    If a "Change in Control" (as defined below) of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement or at any time after the grant of an Incentive Award, (i) all outstanding Options and Stock Appreciation Rights that have been held at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in the employ or service of the Company or any of its subsidiaries,
(ii) all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable, and (iii) all outstanding Performance Units and Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement for such Performance Units or Stock Bonuses. In addition, the Committee, either in the Award Agreement or at any time after the grant of an Incentive Award and without the consent of any affected Participant, may determine that some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Class A Common Stock subject to such Options, as of the effective date of any such Change in Control, cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such Change in Control over the exercise price of such Options.

    To the extent that such acceleration of the vesting of Incentive Awards or the payment of cash in exchange for all or part of an Incentive Award could be deemed a "payment" (as defined in the Code), together with any other "payments" which such Participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in the Code), then the "payments" to such Participant pursuant to the Change in Control provisions in the Plan will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code. To the extent, however, that a Participant has a separate agreement that expressly addresses the potential applications of Sections 280G or 4999 of the Code (including, without limitation, a provision that such "payments" will not be reduced), then the foregoing limitations will not be applied and such "payments" will be treated as "payments" under such separate agreement.

    Under the Plan, a "Change in Control" of the Company means (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (ii) the approval by the Company's stockholders of any plan or proposal for the liquidation or dissolution of the Company; (iii) a merger or consolidation to which the Company is a party if the Company's stockholders immediately prior to the effective date of such merger or consolidation beneficially own, immediately following the effective date of such merger or consolidation, securities of the surviving corporation representing (A) more than 50% but less than 80% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation was approved in advance by the Continuity Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, (regardless of any approval by the Continuity Directors); (iv) any person becomes after the effective date of the Plan the beneficial owner, directly or indirectly, of (A) 20% or more, but less than 50%, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors); or (v) the Continuity Directors cease for any reason to constitute at least a majority of the Board. The term "Continuity Directors" means any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the existing Continuity Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

                                RESTRICTIONS ON RESALE

    This Prospectus may not be used for reoffers or resales of Class A Common Stock acquired under the Plan by "affiliates" (directors, officers and other controlling persons) of the Company. Such affiliates may, however, resell such shares without registration under the Securities Act pursuant to an exemption from registration under the Securities Act. An exemption from registration is available by following the terms and conditions of Rule 144 under the Securities Act (other than the holding period requirements).

                       IMPACT OF SHORT-SWING PROFIT PROVISIONS

    Under Section 16(b) of the Exchange Act, any profit by an "insider" (an officer, director or greater-than-10% stockholder) on a purchase and sale and purchase of Class A Common Stock within any six-month period belongs to and is recoverable by the Company.

    Rule 16b-3 under the Exchange Act exempts certain employee benefit plan transactions under the Plan from the operation of Section 16(b). Currently under Rule 16b-3, the grant of an Option, Restricted Stock Award or Stock Bonus will not be deemed to be a purchase for purposes of Section 16(b) (although such grant must be reported by the insider on a Form 4 or a Form 5) as long as the shares acquired upon exercise of such Option, or upon the grant of such Restricted Stock Award or Stock Bonus, as the case may be, are held for at least six months from the date of grant. The sale of shares acquired under the Plan will, however, be deemed to be a sale for purposes of Section 16(b), regardless of Rule 16b-3.

    Effective August 15, 1996, certain amendments to the rules promulgated under Section 16 became effective. Pursuant to these new rules, acquisitions of an Option, Restricted Stock Award or Stock Bonus generally will be exempt from treatment as a purchase regardless of whether the shares acquired are held for six months from the date of grant. Exercises of Options will also generally continue to be exempt. Such acquisitions, however, will still need to be reported on a Form 5 (in the case of the grant of an Option, Restricted Stock Award or Stock Bonus) or a Form 4 (in the case of the exercise of an Option).

    THIS DISCUSSION OF THE IMPACT OF SECTION 16 IS ONLY A BRIEF SUMMARY OF CERTAIN RULES AND IS NOT INTENDED TO PROVIDE COMPREHENSIVE GUIDANCE TO PARTICIPANTS. THE RULES AND REGULATIONS RELATING TO SECTION 16 ARE EXTREMELY COMPLEX, AND TRANSACTIONS UNDER THE PLAN MAY OR MAY NOT BE DEEMED PURCHASES OR SALES UNDER SECTION 16 DEPENDING ON THE FACTS AND CIRCUMSTANCES OF SUCH TRANSACTIONS. AS A RESULT, THE COMPANY STRONGLY RECOMMENDS THAT PARTICIPANTS WHO ARE INSIDERS CONSULT WITH THE COMPANY OR THEIR OWN COUNSEL REGARDING THE APPLICABILITY OF SECTION 16 TO THEIR TRANSACTIONS UNDER THE PLAN.

                       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The discussion below is a summary of the federal income tax consequences that may result in connection with participation under the Plan. This discussion does not address foreign, state or local income tax consequences. BECAUSE FEDERAL INCOME TAX CONSEQUENCES DEPEND UPON REGULATIONS UNDER THE CODE, AN INDIVIDUAL'S TAX STATUS AND AN INDIVIDUAL'S STATUS AS AN "INSIDER" (FOR PURPOSES OF SECTION 16 OF THE EXCHANGE ACT), INDIVIDUAL PARTICIPANTS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS.

INCENTIVE OPTIONS

    As a general rule, there will be no federal income tax consequences to either the Participant or the Company as a result of the grant or exercise of an Incentive Option. For certain exceptions to the general rule, see the discussions below of the alternative minimum tax and "Excise Tax on Parachute Payments."

    When a Participant disposes of the stock acquired upon exercise of an Incentive Option, the federal income tax consequences will depend on how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after exercise of the Incentive Option, the Participant will only recognize a long-term capital gain (or loss). The amount of the long-term capital gain (or loss) will be equal to the difference between (i) the amount realized on disposition of the shares and (ii) the exercise price at which the optionee acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

    If the Participant does not satisfy both of the above special Incentive Option holding period requirements, the Participant will generally be required to report as ordinary income, in the year in which the Participant disposes of the shares (a "disqualifying disposition"), the amount by which the lesser of
(i) the fair market value of the acquired shares at the time of exercise of the Incentive Option or (ii) the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the exercise price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant, provided that the Company complies with the applicable income tax withholding provisions. The remainder of the gain, if any, recognized on the disposition, or any loss recognized on the disposition, will be treated as capital gain or loss to the Participant and will be eligible for long-term capital gain or loss treatment if the disposition occurs more than one year after the Participant acquired the shares and short-term capital gain or loss treatment if the disposition occurs one year or less after the Participant acquired the shares.

    If the Participant elects (and is permitted) to use Previously Acquired Shares to exercise an Incentive Option, no gain or loss attributable to the shares exchanged by the Participant will be recognized for tax purposes. However, if the Participant pays the option exercise price with shares that were originally acquired pursuant to the exercise of an Incentive Option before the expiration of the special Incentive Option holding periods discussed above, the use of those shares to exercise an Option will be treated as a modified form of disqualifying disposition of the shares, subject to the ordinary income (but not capital gain) tax consequences discussed above for disqualifying dispositions. The basis of the shares tendered to the Company upon exercise of the Option, plus any disqualifying disposition income recognized on the exercise, will be attributed to and become the basis of an equal number of shares received in the exchange. The basis of any additional shares received will be zero. The additional Incentive Option shares received in the exchange will have new capital gain and special Incentive Option holding periods. The capital gain holding period of the shares received in exchange for the tendered shares will carry over.

    As mentioned above, the exercise of an Incentive Option is generally not a taxable event for the Participant. The exercise of an Incentive Option may, however, affect a Participant's liability under the federal alternative minimum tax. The alternative minimum tax is computed by adding specific preference items and making special modifications to a Participant's adjusted gross income. One such modification is to treat Incentive Options effectively as though they were Non-Statutory Options (i.e., include in the Participant's alternative minimum taxable income on the date of exercise the difference between the then fair market value of the shares and the amount paid for the shares). The alternative minimum tax is payable to the extent that it exceeds the Participant's regular tax for the year. The amount of the Participant's alternative minimum tax liability attributable to the Incentive Option modification may, however, be available as a credit against a portion of the Participant's regular tax liability in future years. The Company recommends that Participants holding Incentive Options (especially persons subject to the short-swing profit provisions) consult their personal tax advisors to determine the applicability and effect of the alternative minimum tax.

NON-STATUTORY OPTIONS

    There will generally be no federal income tax consequences to either the Company or the Participant as a result of the grant of a Non-Statutory Option. Upon exercise of a Non-Statutory Option, the Participant will generally recognize ordinary income in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the amount paid for the shares. Amounts taxable to the Participant as ordinary income are deductible in the same year by the Company, provided that the Company complies with the applicable income tax withholding provisions. When a Participant disposes of shares acquired by the exercise of a Non-Statutory Option, the difference between the amount received and the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain or loss depending on the length of time the shares were held. Gains and losses from the sale or exchange of shares will be long-term capital gain or loss if the shares were held more than one year and short-term capital gain or loss if the shares were held one year or less. For purposes of determining the holding period for the shares, the shares are treated as acquired on the date of exercise. For exceptions to these general rules, see the discussion below under "Excise Tax on Parachute Payments."

    A Participant may, at the discretion of the Committee, be permitted to pay the Non-Statutory Option price or a portion thereof by transferring to the Company shares of Class A Common Stock previously acquired by the Participant. The exchange of Previously Acquired Shares by the Participant for shares received as a result of the exercise of a Non-Statutory Option will not result in the recognition of any gain or loss with respect to the Previously Acquired Shares transferred to the Company in exercising the Option. The transfer of Previously Acquired Shares will not reduce the amount of ordinary income otherwise required to be reported upon such exercise as described above. The basis of the shares tendered to the Company upon exercise of the Non-Statutory Option will be attributed to and become the basis of an equal number of shares received in the exchange. The basis of any additional shares received by the Participant in the exchange will be equal to the amount recognized as compensation income plus the amount of any cash paid on the exchange. The capital gain holding period of the tendered shares will carry over and the additional shares received in the exchange will have a new capital gain holding period.

RESTRICTED STOCK AWARDS

    With respect to shares issued pursuant to a Restricted Award that is not subject to a risk of forfeiture, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within thirty (30) days after the transfer to include as ordinary income in the year of the transfer an amount equal to the fair market value of the shares received on the date of the transfer (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. The Company will receive a corresponding tax deduction for any amounts includable in the taxable income of the Participant as ordinary income.

    A Participant who does not make a Section 83(b) election within thirty (30) days of the transfer of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares free of restrictions. The Company will receive a corresponding tax deduction for any amounts includable in the taxable income of a Participant as ordinary income.

STOCK BONUSES

    With respect to shares issued pursuant to a Stock Bonus, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Class A Common Stock issued in connection with a Stock Bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

PERFORMANCE UNITS

    A Participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Unit, the Participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Class A Common Stock received by the Participant. Provided that proper withholding is made, the Company would be entitled to a compensation expense deduction for any amounts includable by the Participant as ordinary income.

STOCK APPRECIATION RIGHTS

    A Participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of grant. Upon the exercise of a Stock Appreciation Right, the Participant will realize ordinary income in an amount equal to the cash in the fair market value of any shares of Class A Common Stock received by the Participant. Provided that proper withholding is made, the Company will be entitled to a compensation expense deduction for any amounts includable by the Participant as ordinary income.

SPECIAL RULES APPLICABLE TO INSIDERS

    Participants who are insiders for purposes of Section 16 of the Exchange
Act may, under certain circumstances, be treated differently for federal income tax purposes than Participants who are not insiders. As a result, the Company strongly recommends that Participants who are insiders consult their personal tax advisors to determine the applicability of Section 16 to the grant, exercise and vesting of Incentive Awards and the disposition of shares of Class A Common Stock acquired pursuant to Incentive Awards.

EXCISE TAX ON PARACHUTE PAYMENTS

    Section 4999 of the Code imposes an excise tax on "excess parachute payments," as defined in Section 280G of the Code. Generally, parachute payments are payments in the nature of compensation to certain employees or independent contractors who are also officers, stockholders or highly-compensated individuals, where such payments are contingent on a change in ownership or control of the stock or assets of the paying corporation. In addition, the payments must be substantially greater in amount than the recipient's regular compensation. Under Proposed Treasury Regulations issued by the Internal Revenue Service, in certain circumstances the grant, vesting, acceleration or exercise of Options pursuant to the Plan could be treated as contingent on a change in ownership or control for purposes of determining the amount of a Participant's parachute payments.

    In general, the amount of a parachute payment (some portion of which may be deemed to be an "excess parachute payment") would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property. If a Participant were found to have received an excess parachute payment, he or she would be subject to a special nondeductible twenty percent (20%) excise tax on the amount of the excess parachute payments, and the Company would not be allowed to claim any deduction with respect to such payments.